Exhibit 99.1

Smith-Midland Announces Fourth Quarter and Full Year 2017 Results

Full Year 2017 Highlights

•	Sales growth of 4.2% resulting from increased production volume at all locations

•	Backlog increased to $29.5 million

•	Cash & investments totaling $4.5 million at the end of the year

•	Note payable balances decreased to $3.5 million

MIDLAND, VA. - Smith-Midland Corporation (the Company) (OTCQX: SMID), who develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries, today announced results for the quarter and full year ended December 31, 2017.

CEO Commentary
Rodney Smith, Chairman and CEO, stated, “The Company had another great year in 2017. Our focus remains to the future and the earnings potential with the backlog of $29.5 million at the beginning of March 2018, as compared to $22.4 million at the same time in 2017.

“The fourth quarter proved to be less profitable than expected for the Company. Our Smith-Columbia Plant struggled with design issues on their first soundwall projects that added material and labor costs to the projects, decreasing margins, and lowering the overall margins of the Company for the quarter. We continuously work to improve production processes and increase margins at the Smith-Columbia plant. We expect the soundwall production on the first projects at Smith-Columbia to be completed in the second quarter of 2018.”

President Commentary
Ashley Smith, President, COO, and incoming CEO, stated, “The Company continues to remain people-focused and positive about the future. We paid over $125,000 in bonuses to employees in December 2017 to share the tax benefit received from the new Tax Cuts and Jobs Act. We plan to take the additional tax savings and invest in capital equipment, new hires for the larger backlog, associate training, and technology.

“The first quarter 2018 has started off a little slow due to unfavorable weather conditions and delayed construction start dates, but we expect the final three quarters of the year to show significant bottom-line improvements over the first quarter. The Company is currently narrowing in on two major contracts that will considerably increase the already significant backlog. The anticipated sales growth for the year provides a positive outlook.”

Fourth Quarter 2017 Results
The Company reported fourth quarter revenues of $10.0 million for 2017 and 2016. The pre-tax income for the fourth quarter of 2017 was $0.1 million compared to pre-tax income of $1.2 million in 2016, a decrease of $1.1 million. The Company had net income for the fourth quarter of 2017 in the amount of $0.4 million compared to net income of $0.8 million in 2016, a decrease of $0.4 million. The Company had an income tax benefit in the fourth quarter in the amount of $0.3 million due to the Tax Cuts and Jobs Act.

Full Year 2017 Results

The Company reported total revenue of $41.7 million for 2017 compared to $40.0 million for 2016, an increase of $1.7 million, or 4.2%. The Company reported pre-tax income of $3.7 million for 2017 compared to pre-tax income of $4.3 million for 2016, a decrease of $0.6 million. The Company reported net income of $2.7 million in 2017, compared to net income of $2.8 million in 2016, a decrease of $0.1 million. The basic and diluted income per share was $0.53 for 2017, while the basic and diluted income per share was $0.57 and $0.56 for 2016, respectively.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form
10-K.

Media Inquiries:
AJ Krick, 540-439-3266
ajkrick@smithmidland.com
Sales Inquiries:
info@smithmidland.com